Exhibit 14.1

VERUTEK TECHNOLOGIES, INC.

 CODE OF ETHICS

GENERAL STATEMENT OF POLICY:
•	Honesty and candor in our activities, including observance of the letter of the law;
•	Avoidance of conflicts and appearance of conflicts between personal interests and the interests of VeruTEK Technologies, Inc. (referred hereto as “VeruTEK Technologies” or the “Company”);
•	Avoidance of Company payments to candidates running for government posts or other government officials;
•	Compliance with generally accepted accounting principles and controls;
•	Maintenance of our reputation and avoidance of activities which might reflect adversely on the Company; and
•	Integrity in dealing with the Company's assets.

The term "associate" shall include spouse, children, any dependents, or any person or entity acting as the agent or fiduciary for any of the foregoing, through which an associate may receive direct or indirect personal benefit. The “Executive Team” includes the President and Chief Executive Officer (the “CEO”), the Senior Vice President of Research and Development, and the Senior Vice President and Chief Financial Officer.

A.	HONESTY, CANDOR AND OBSERVANCE OF LAWS

1.	VIOLATIONS OF THE CODE OF ETHICS
Violations of the Code of Ethics or any of the Company's rules of conduct in effect will constitute grounds for disciplinary action, up to and including termination. Associates are expected to act fairly and honestly in all transactions with the Company and with others and to maintain the high ethical standards of the Company in accordance with this Code of Ethics.
2.	DISCOVERY OF VIOLATIONS OF THE CODE OF ETHICS OR ILLEGAL ACTIVITIES
Discovery of events of a questionable, fraudulent or illegal nature or which appear to be in violation of the Code of Ethics must be promptly reported. Failure to report such events also constitutes a violation of the Code of Ethics.  Associates are encouraged to report concerns of internal fraud — whether it is a suspicion of theft, accounting irregularities or violations of the law — through a choice of confidential reporting processes outlined below:
•	Your direct manager or supervisor
•	Any member of the Executive Team
•	A written or telephone communication to:
Frank Milone
Partner, Assurance & Advisory Services
Fiondella, Milone & LaSaracina LLP
300 Winding Brook Drive
Glastonbury, Connecticut 06033
Telephone: 860-657-3651
•	Mr. Douglas Anderson, Chairman of the Board of Directors of the VeruTEK Technologies, Inc. at dougand02@msn.com.
Retaliation against any associate who files a claim of internal fraud will not be tolerated. Any act of retaliation will be subject to corrective action up to and including immediate termination.

3.	COMPLIANCE WITH LAWS AND REGULATIONS
The Company strives to comply with all the laws and regulations that are applicable to its business. As a good citizen, the Company emphasizes good faith efforts to follow the spirit and intent of the law.
4.	CANDOR AMONG ASSOCIATES AND IN DEALING WITH AUDITORS AND COUNSEL
Senior management of the Company must be informed at all times of matters that might adversely affect the reputation of the Company, regardless of the source of such information. Complete candor is essential in dealing with the Company's independent auditors and attorneys.

B.	CONFLICTS OF INTEREST

1.	CONFLICTS OF INTEREST, GENERALLY
a.
The primary principle underlying the Company's conflicts of interest policies is that associates, and officers in particular, must never permit their personal interests to conflict or appear to conflict with the interests of the Company or its customers.

b.
No associate of VeruTEK Technologies, nor any member of their family, should accept any form of compensation from, be employed by or act as a consultant to, or have any ownership in, a vendor of VeruTEK Technologies, or any competitor of VeruTEK Technologies, without the express approval of VeruTEK Technologies’ CEO. Generally speaking, associates and family members (including spouses, children, parents and siblings) should avoid any financial interest in a non-publicly owned vendor or competitor. If such interest does exist, subject to CEO approval, it should be limited to one-tenth of one percent of the entity's (vendor or competitor) outstanding securities and a maximum of ten percent of the associate or family member's total assets.

c.	No associate may act on behalf of the Company in any transaction involving persons or organizations with whom he/she or his/her family has any significant connection or financial interest.
d.
Officers and Directors are subject to higher standards of review for interested-party transactions. All such transactions must be openly disclosed to a disinterested majority of the Board of Directors and subject to a rigorous independent review.

e.	Any associate in a conflict situation should discuss the matter with his or her immediate supervisor. Usually, associates will be required to remove themselves from a conflict situation.

2.	RECEIPT OF BRIBES, COMMISSIONS, HONORARIUMS, LOANS, GIFTS, GRATUITIES AND ENTERTAINMENT
a.	The Company does not permit or condone bribes, kickbacks, improper commissions, honorariums, loans, gifts, gratuities or any other illegal, secret, or improper payments, transfers or receipts.
b.	No associate may accept a gift of any value directly or indirectly, in any form, from a supplier or prospective supplier.
c.
As a general rule, no associate may accept a gift from any customer or prospective customer of the Company. Under no circumstances should an associate request or otherwise solicit from any customer, supplier or prospective customer or supplier, any gifts or similar gratuities, regardless of monetary worth.

3.	CORPORATE HOSPITALITY TO THE PUBLIC OFFICIALS
a.
Acts of hospitality toward public officials should never be on such a scale or of  such a nature as might tend to compromise or give the impression of compromising the integrity or the reputation of either the public official or the Company.

b.	In no event shall the Company’s name be used to enhance an associate's own political opportunities.

4.	DEALING WITH PROSPECTIVE SUPPLIERS
Associates must award orders, contracts and commitment to suppliers of goods or services without favoritism. Company business of this nature must be conducted strictly on the basis of merit.

5.	FAIR COMPETITION
Under no circumstances should associates enter into arrangements with the Company's competitors affecting pricing or marketing arrangements. Such arrangements are illegal under federal and state antitrust laws. Associates should not engage in any pricing or marketing communications or discussions of any kind with competitors. Such communications and discussions are illegal under federal and state antitrust laws.

6.	CONDUCT WITH COMPETITORS
a.
In all contacts with competitors, whether at trade/business association meetings or in other venues, do not discuss pricing policy, contract terms, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities, and, of course, any other proprietary or confidential information.

b.
Discussion of these subjects or collaboration on them with competitors can be illegal. If a competitor raises any of them, even lightly or with apparent innocence, you should object, stop the conversation immediately, and tell the competitor that under no circumstances will you discuss these matters.

c.
In summary, disassociate yourself and VeruTEK Technologies from participation in any possibly illegal activity with competitors; confine your communication to what is clearly legal and proper. If necessary, you should leave the meeting.  Finally, report immediately to the Chief Financial Officer any incident involving a prohibited subject.

7.	SERVICE WITH OUTSIDE ORGANIZATIONS FOR PROFIT
An associate must never become a director or an official of a business organized for profit without the approval of the CEO. The associate should first obtain a written statement through a Company officer, stating there is no objection to such service. A request to allow the associate to participate in the outside organization will then be reviewed by the CEO to determine whether any conflicts of interest exist or appear to exist.

8.	PERSONAL FEES AND COMMISSIONS
No associate may accept personal fees or commissions in connection with any services or transactions on behalf of the Company. All payments from outside parties must be made to the Company.

9.	WORK RELATIONSHIPS
a.	No associate shall give or receive any special consideration to the conditions of employment of another associate due to family or personal relationships.
b.
No employment decisions, whether they be decisions to hire, employ, promote, transfer, change compensation, or bar or discharge from employment, shall be based in whole or in part upon considerations of age, race, creed, color, national origin, sex, pregnancy, disability, sexual orientation, veteran or marital status or any other category protected under federal, state or local law, regulation or ordinance of any individual, unless based upon a bona fide occupational qualification or other exception.

C.           CONFIDENTIALITY

1.             CONFIDENTIAL INFORMATION CONCERNING THE COMPANY
Officers and associates must not divulge any non-public information regarding the Company to any outsider except for a legitimate business purpose and with the express understanding that the information is confidential and is to be used solely for the limited business purpose for which it was given and received. This information may include, but is not limited to: information related to the Company’s technology and business, salary and personnel information, customer lists and data; including names, addresses, phone numbers, credit card and other personal data, new developments in the Company’s business, technologies or prospects, budgets and forecasts, and marketing and sales plans. Disclosure of such proprietary information to non-Company personnel (vendors, customers, competitors, etc.) should only occur with the express approval of a member of the Executive Team.
2.             CONFIDENTIAL INFORMATION CONCERNING SUPPLIERS
Confidential or sensitive information, such as pricing, submitted to and maintained by the Company in connection with the purchase of equipment, supplies and services, must be maintained in strictest confidence, in order to avoid giving or removing any competitive advantage with respect to any of several suppliers.

D.                 SECURITIES, INVESTMENT AND TRADING

1.     PERSONAL INVESTMENTS
Associates are free to invest in stock, bonds and other securities at their discretion, but must always comply with applicable laws and regulations.
2.     INSIDER TRADING
Associates must never make changes in their personal investment portfolios on the basis of confidential information relating to the Company or obtained through the Company's business. In addition, associates are expected to follow the Company's policy on CONFIDENTIALITY AND SECURITIES TRADES BY COMPANY PERSONNEL and any other internal policies and procedures in effect from time to time.

3.     VIOLATIONS OF LAW
Significant federal laws govern the disclosure of material, non-public information or trading in the Company's securities on the basis of any such information. Those who disclose confidential information to an outsider who either trades on the information or passes the information along will be subject to the same sanctions as if they had traded the Company's securities themselves.
4.     RESPONSE TO INQUIRIES FROM OUTSIDERS
Requests for information on the Company's financial performance or other topics from the media or any other source should be directed to the CEO or Chief Financial Officer. VeruTEK Technologies employees should not answer such inquiries themselves.

E.                 DEALING WITH THE ASSETS OF THE COMPANY

1.	PROPRIETARY INFORMATION, PRODUCTS, SERVICES AND OTHER PROPERTY
a.	All associates shall protect the Company’s ownership of property, including information, products and services.

b.      The misuse or removal from Company office, warehouse or store facilities of the Company’s merchandise, promotional product, furnishings, equipment, reports, computer software, data processing systems and supplies is prohibited, unless specifically authorized.

c.
Any contribution an associate makes to development and implementation of ideas or products while employed by the Company are the Company’s property and remain its property even if the associate leaves the Company’s employ.

       2.      BRIBES AND PREFERENTIAL TREATMENT
Bribes and kickbacks are illegal. No bribes, kickbacks, or other similar remuneration or consideration shall be given to any person or organization in order to attract business, obtain real estate or otherwise act in a manner even though it may appear to enhance the Company’s best interests.
       3.      PAYMENTS OR GIFTS TO U.S. OR FOREIGN GOVERNMENT OFFICIALS
Payments or gifts to U.S. or foreign government officials are strictly prohibited.
       4.      POLITICAL CONTRIBUTIONS
Federal law (and many states) prohibits corporations from making contributions directly or in kind to candidates for elected office or to political parties.
       5.      FOREIGN BUSINESS
The Company is required to honor all applicable foreign and United States law, including international agreements to which the U.S. has assented.
                       6.      ENVIRONMENTAL, HEALTH AND SAFETY STANDARDS
The Company is required to comply with all applicable environmental, health and safety laws and regulations.
       7.       PROPER ACCOUNTING
a.
The Company has established internal accounting controls and record-keeping policies in order to meet both the legal and the business requirements of the Company. The Company has designed the accounting policies to comply with the Foreign Corrupt Practices Act of 1977, as well as all other current and future relevant legislation and regulations. Associates are expected to maintain and adhere to these controls and policies.

b.
The accounting records of the Company must be complete, accurate and in reasonable detail. Such records include books of original entry and other financial information used for internal management decision-making and external reporting. The underlying transactions must be properly authorized and recorded on a timely basis in order to permit preparation of financial statements in accordance with generally accepted accounting principles and maintain accountability of assets. No fund or asset which is not fully and properly recorded on the Company’s books is permitted.

c.
All officers, managers, employees and associates of the Company who are authorized to incur business expenses are responsible for the accurate and timely reporting of such expenses. This includes any estimates of expenses or supporting information as may be required. All expenditures must be in accordance with existing policies.

d.
All officers, managers, employees and associates of the Company who are authorized or involved in the recording of revenue or tracking of time on a project basis, are responsible for the accurate and timely reporting of such information. This includes any supporting information as may be required.

e.	It is unlawful to falsify any book, record or account which reflects transactions of the Company’s assets.
f.	No secret or unrecorded funds or assets shall be established or continued.

F.     ADVERTISING

All of the Company’s advertising must be truthful, not deceptive, and comply with applicable laws, regulations, and Company advertising policies. Any claims about the performance or qualities of our products in advertising, sales-training material, and point-of-purchase displays or literature must be substantiated before being made. We will hold ourselves and our competitors to the same high standard when making comparative claims about competing products.

G.     DIVERSITY AND EQUAL OPPORTUNITY

The Company’s future depends on its ability to attract and retain the best people at all levels of the Company. To do that, we must create a working environment that values diversity and protects the right of each employee to fair and equitable treatment. Our policies and practices assure equal employment and advancement opportunities for all qualified people. We will maintain appropriate standards of conduct in the workplace and always be sensitive to the concerns of our diverse group of employees. Harassment of any employee for any reason is contradictory to the Company’s Code of Ethics and will not be tolerated.

H.    SAFETY AND HEALTH

The Company strives to provide a safe and healthful work setting for all employees. In turn, each employee should encourage and practice safety while on the job and observe appropriate standards of conduct.  Employees should immediately notify a supervisor or manager of any work hazards that come to their attention.